Exhibit 99.1

TELETECH REDUCES DEBT EARLIER THAN PLANNED BY AN ADDITIONAL $57 MILLION IN THE THIRD QUARTER
Debt Reduced by More Than $100 Million Since the Beginning of 2004

DENVER, October 4, 2004 — TeleTech Holdings, Inc. (Nasdaq: TTEC), a leading global provider of customer management and business process outsourcing solutions, today announced that it has reduced debt by an additional $57 million during the third quarter ended September 30, 2004. This was achieved via a combination of excess working capital and tax planning strategies, some of which are still ongoing, that provided access to existing cash resources previously held offshore.

Since the beginning of 2004, TeleTech has reduced debt by $109 million or more than 90 percent and TeleTech expects to repay the remaining $7 million outstanding under its revolving credit facility by the end of 2004.

As a part of the third quarter debt reduction TeleTech elected to terminate an interest rate swap agreement on September 30, 2004 that was originally scheduled to expire in December 2006. The interest rate swap agreement related to outstanding borrowings of $38 million under TeleTech’s revolving credit facility. While the termination of the interest rate swap agreement will result in a $2.8 million pre-tax cash charge or approximately $.02 per diluted share in the third quarter 2004, TeleTech’s decision to pay off the $38 million in debt and terminate the swap agreement will result in future pre-tax net interest expense savings of $4.7 million from October 2004 through December 2006.

Dennis Lacey, chief financial officer, said, “Our return to profitability in 2004 and enhanced tax planning strategies have enabled us to repay more than $100 million in debt this year and we believe we will be virtually debt-free by the end of the year. Going forward we expect to continue to generate cash flow from operations and this combined with our $100 million revolving credit facility provides us increased flexibility and liquidity to finance our future growth.”

ABOUT TELETECH

TeleTech Holdings, Inc. (NASDAQ: TTEC), a leading global provider of customer management and business process outsourcing solutions, strengthens customer relationships for its clients by providing a combination of technologies, processes, and professional services. Headquartered in Denver, Colo., TeleTech’s worldwide capabilities are supported by more than 33,000 professionals in North America, Latin America, Asia-Pacific, and Europe. For additional information about TeleTech Holdings, Inc., visit www.teletech.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause TeleTech’s and its subsidiaries’ actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to the following: the ability to generate cash flow from operations and be virtually debt-free by the end of 2004; the ability to realize anticipated interest expense savings from current and ongoing debt reduction plans; under

U.S. generally accepted accounting principles revenues, expenses, and profits associated with the launch of new client agreements may be expensed up front or deferred over the life of the client contract, and, accordingly, the profitability of these agreements may be disproportionately skewed toward later periods; the possibility of the company’s Database Marketing and Consulting segment not returning to historic levels of profitability; greater than anticipated competition in the customer care market, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing significant client relationships, or early termination of a client agreement; the company’s ability to close new business in 2004 and fill excess capacity; consumers’ concerns or adverse publicity regarding the products of the company’s clients; higher than anticipated start-up costs or lead times associated with new ventures or business in new markets; execution risks associated with performance-based pricing metrics in certain client agreements; execution risks associated with achieving targeted annualized cost reductions; the company’s ability to find cost effective locations, obtain favorable lease terms, and build or retrofit facilities in a timely and economic manner; risks associated with attracting and retaining cost-effective labor at the company’s customer management centers; the possibility of additional asset impairments and restructuring charges; risks associated with weather-related events, changes in foreign currency exchange rates; economic or political changes affecting the countries in which the company operates; changes in accounting policies and practices promulgated by standard setting bodies; and, new legislation or government regulation that impacts the customer care industry.

Please refer to the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended 2003 and other more recent SEC filings, for a detailed discussion of factors discussed above and other important factors that may impact the company’s business, results of operations, financial condition, and cash flows. The company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

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